Exhibit (c) 2


FirstEnergy and GPU Joint News Release
June 12, 2001



               FIRSTENERGY AND GPU REACH STIPULATED SETTLEMENT
                   WITH MAJOR PARTIES TO MERGER CASE IN PA

      FirstEnergy Corp. (NYSE:FE) and GPU, Inc. (NYSE:GPU) announced today that they filed on June 11, 2001, a stipulated settlement with the Pennsylvania Public Utility Commission (PUC) that was reached with several parties in their pending merger case before the PUC. Parties to the case may comment on the stipulation by noon Wednesday, June 13, 2001. The PUC is expected to rule on the case on Thursday, June 14, 2001.

      In addition to the companies, parties reaching agreement include the Pennsylvania Office of Consumer Advocate, Penelec Industrial Customer Alliance, MetEd Industrial Users Group, and Citizens for Pennsylvania's Future. Other parties may decide to join in the settlement.

      The stipulated settlement is available on FirstEnergy's Web site under merger news at: www.firstenergycorp.com.

      GPU, Inc., headquartered in Morristown, New Jersey, is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies - GPU Energy in the U.S., GPU Power UK in England, and GPU Emdersa in Argentina. It serves an additional 1.4 million customers indirectly through GPU GasNet, its gas transmission subsidiary in Australia. The company's independent power project business units own interests in and operate eight projects in five countries. GPU's 2000 revenues were $5.2 billion and its total assets were more than $19.3 billion. GPU's other subsidiaries include MYR Group, Inc., GPU Advanced Resources, Inc., GPU Nuclear, Inc., GPU Service, Inc., GPU Telcom Services, Inc., and GPU Diversified Holdings LLC. (www.gpu.com)

      FirstEnergy Corp. is a diversified energy services holding company headquartered in Akron, Ohio. Its various subsidiaries own more than $18 billion in assets and produce approximately $7.2 billion in annual revenues. FirstEnergy's electric utility operating companies - Pennsylvania Power Company, Ohio Edison Company, The Illuminating Company and Toledo Edison Company - comprise the nation's 10th largest investor-owned electric system, based on serving 2.2 million customers in Pennsylvania and Ohio.


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Contacts for:

FirstEnergy Corp.                   GPU, Inc.
Investors:                          Investors:
Kurt E. Turosky                     Joanne Barbieri
330-384-5500                        973-401-8720

News Media:                         News Media:
Ralph J. DiNicola                   Jeff Dennard
330-384-5939                        973-401-8333